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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                       Investor contact:  Karen Engebretson
                                                         Chief Financial Officer
                                                                    952.974.7000
                                                    kengebretson@field-works.com

                                                    Media contact: Gary Hornseth
                                    Hornseth Communications for FieldWorks, Inc.
                                                                    651.699.0759
                                                            ghornseth@uswest.net


                FieldWorks Closes $1.0 Million Equity Investment
                     and Announces Proposed Rights Offering

EDEN PRAIRIE, Minn. - (April 3, 2000) - FieldWorks Inc. (Nasdaq: FWRX), a leading provider of field solutions, today announced it has completed a $1.0 million equity investment by Industrial-Works Holding Co., LLC, a wholly owned subsidiary of Glenmount International, LP.

Industrial-Works acquired 500,000 shares of FieldWorks Series C Convertible Preferred Stock at a purchase price of $2.00 per share. The preferred stock may be converted on a one-to-one basis to common stock at any time, subject to adjustment if the proposed rights offering described below does not generate at least $5.0 million in proceeds to FieldWorks by June 30, 2000.

The Company issued warrants to Industrial-Works to purchase 100,000 shares of common stock with an exercise price of $2.00 per share in connection with this transaction. The warrants are immediately exercisable. Upon conversion of all outstanding warrants and preferred stock, Industrial-Works ownership would represent approximately 37 percent of the Company's common shares outstanding.

Additionally, FieldWorks also announced that it will proceed with a rights offering for shares of common stock in the Company. The principal terms of the rights offering are as follows:

 .    FieldWorks will grant each of its shareholders of record on April 14, 2000 the non-transferable right to purchase one newly issued share of common stock for $2.00 per share for each three shares of common stock outstanding or issuable on conversion of preferred stock outstanding on the record date. The rights will be issued immediately following the effectiveness of the registration statement covering such rights, which the Company anticipates will be in May 2000.

 .    Rights will be exercisable for 30 days from the date issued.

 .    All holders of common stock and preferred stock on the record date who have exercised all of their rights on a timely basis will also have an oversubscription privilege allowing them to subscribe for additional shares of common stock subject to rights issued which have not been exercised by other holders on a timely basis.
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                                     (MORE)

FWRX Proposed Rights Offering - P. 2



     This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


     About FieldWorks

     FieldWorks Inc., founded in 1992, designs, manufactures and sells field-automation solutions incorporating its rugged computer platforms for transportation, public service, heavy equipment and military/government industries worldwide. FieldWorks provides a complete solution to customers that includes product customization, integration and support services. FieldWorks products are designed and produced in compliance with its formal quality system, which is certified to the international ISO9001 quality standard.

















   Forward-looking statements in this news release, if any, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the statements, including the impact of changing economic or business conditions, the impact of competition, the availability of financing, the success of products in the marketplace, other risk factors inherent in the computer industry and other
           factors discussed from time to time in reports filed by the
              Company with the Securities and Exchange Commission.

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